Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:	Otis Buchanan
Liquidmetal Technologies
949-206-8020
otis.buchanan@liquidmetal.com

Liquidmetal® Technologies Reports 2005 Fourth Quarter Results; Sequential Revenue Growth of 28% from Third Quarter 2005

LAKE FOREST, Ca. February 28th, 2006-Liquidmetal® Technologies Inc. (OTC: LQMT) today announced financial results for the three months ended December 31st, 2005.

Revenue for the fourth quarter was $5.5 million compared to $4.3 million in the third quarter of 2005, an increase of $1.2 million or 28%.

John Kang, Chairman of Liquidmetal Technologies stated, “We are very pleased with the revenue growth during the fourth quarter. Our 28% growth exceeded the 20% growth that we had targeted at the company. We saw solid development in our business as both segments of our business saw good demand growth.  This follows a solid third quarter growth as well. We are very encouraged by our increased revenues and expect this trend to continue.  We experienced good growth in the orders from our key customers, Samsung, SanDisk, Vertu and Motorola throughout the quarter. The most significant of the orders was the order for antennas from Motorola. This was a project that we have been working on for close to a year. We finally received the purchase order and put it into production in December. This marks a new major product category for us. We expect an increase in business as these key customers will be continuing with the projects they currently have and will be adding new projects in the coming quarters.”

Bulk Alloy revenues were $3.5 million for the fourth quarter compared to $2.8 million in the third quarter, an increase of $0.7 million, which is primarily attributable to the introduction of new products by its customers. Loss before interest expense, discontinued operations, impairment of long lived assets and expensing of options was $0.3 million compared to $0.6 million in the prior quarter.

Coatings revenues were $2.0 million for the fourth quarter compared to $1.5 million in the prior quarter, showing growth of 33% in business. Income before interest expense and discontinued operations was $0.6 million compared to $0.4 million in the prior quarter, which also shows stable profitability.

During the quarter, selling general and administrative costs was $2.0 million compared to $2.4 million in the third quarter, a decrease of $0.4 million or 17%. This decrease was due primarily to company’s efforts to manage costs. Research and development costs came in at $0.3 million compared to $0.2 million in the third quarter.

The Company had a loss from operation of $2.6 million in the fourth quarter vs $2.0 for the third quarter an increase of $0.6 million which was due to an impairment charge of $1.1 million for inventory of raw material which is not expected to be used within the next 12 months.

While having an operating loss, the company had a net income of $1.7 million in the fourth quarter compared to a net loss of $2.3 million in the third quarter.  This was mainly due to an accounting treatment for the beneficial conversion feature of the convertible notes issued in the third quarter of this year.  Accounting for this feature will also cause a positive restatement to the third quarter financial results of $1.0 million which will be amended to reflect this item.

Commenting on the operations, Mr. Salas, President and CEO, noted, “While I have been in my position for only two months, it is exciting to see the improvements we are making in the company. In the fourth quarter, we saw the evidence of the turn we have made in our business.  We saw solid revenue growth which will continue into the first quarter.  Our operating expenses were maintaining at the level that was expected and is sustainable. As a result, we actually saw the combined business units of the bulk alloy and coatings have a positive contribution of $0.3 million. Due to the improved performance of our business units, we were able to maintain our cash position of $1.4 million at the end of the year, slightly higher than at the end of the third quarter. As revenues continue to increase this quarter with increased utilization of our plant, we expect to see continued improvement in our business.  I am excited to be on board and help the company reach its potential.”

As previously announced, Liquidmetal Technologies will host a conference call at 4:30 pm (EDT) on Tuesday, February 28, 2006 to discuss the results.

Listeners may access the conference call live over the Internet from Liquidmetal Technologies’ website http://ir.liquidmetal.com or at http://www.companyboardroom.com.

	For the Three Months Ended
		Unaudited
	Unaudited	Amended	Unaudited	Unaudited
Consolidated Statements of Operations Data:	12/31/05	09/30/05	06/30/05	03/31/05

Revenue	5,453	4,342	3,727	2,843
Cost of sales	4,576	3,756	3,962	2,835
Gross (loss) profit	877	586	(235)	8

Operating expenses
Selling, general, and administrative	2,013	2,364	1,567	2,590
Research and development	314	196	213	397
Impairment of long lived assets	1,118	—	3,394	—
Total expenses	3,445	2,560	5,174	2,987

Loss from operations	(2,568)	(1,974)	(5,409)	(2,979)

Loss from exinguishments of debt	—	(1,247)	—	—
Change in value of warrants, net	2,840	1,112	(100)	133
Change in value of beneficial conversion feature	2,867	982	—	—
Interest expense	(1,490)	(1,159)	(909)	(1,257)
Interest income	3	7	1	6
Gain (loss) from continuing operations	1,653	(2,279)	(6,417)	(4,097)

Net loss	1,653	(2,279)	(6,417)	(4,097)

Other comprehensive loss
Foreign exchange translation gain (loss)	222	(306)	62	321
Comprehensive gain (loss)	1,875	(2,585)	(6,355)	(3,776)

Net loss per commoon share - basic and diluted:
Gain (loss) per share basic and diluted	0.04	(0.08)	(0.15)	(0.10)

Number of weighted average shares - basic and diluted	42,180	41,933	41,610	41,610

About Liquidmetal Technologies

Liquidmetal Technologies (http://www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys. Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys. Bulk Liquidmetal® alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs. Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third Revolution(TM) in material science.

This press release may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our anticipated financial results, as well as our plans, future events, objectives, expectations, forecasts, and the assumptions on which those statements are based. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: our limited operating history in developing and manufacturing products from bulk amorphous alloys; the adoption of our alloys by customers; the commercial success of our customer’s products; our ability to identify, develop, and commercialize new applications for our alloys; competition with suppliers of incumbent materials; the development of new materials that render our alloys obsolete; the ability to manage our anticipated growth; our limited direct experience in manufacturing bulk alloy products; scaling-up our manufacturing facilities; protecting our intellectual property; problems associated with manufacturing and selling our alloys outside of the United States; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.